CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Company’s previously filed Registration Statements (File Numbers 333-141735, 333-131314, 333-128173, 333-128875, 333-128873 and 33-11828) our report dated August 25, 2006 (except for Notes 3 and 4, February 19, 2008), relating to the consolidated balance sheets of the Company as of April 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years ended April 30, 2006 and 2005 respectively, appearing in this Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Stoy Hayward LLP

BDO Stoy Hayward LLP
London, England

February 19, 2008